FOR IMMEDIATE RELEASE	Contact:
CannaSys, Inc.
Patrick G. Burke
Chief Executive Officer
Tel: 720.724.7515
Email: patrick.burke@cannasys.com
Web: www.cannasys.com

CannaSys, Inc. Announces Management Transition Effective July 1, 2017

First User Group On-boarded Into Citizen Toke Beta Platform

DENVER, July 5, 2017 – CannaSys, Inc. (OTC PINK: MJTK) (“CannaSys”), a marketing, branding, and technology company, today announced that as of July 1, 2017, Patrick Burke became the chief executive officer, chief financial officer, and secretary of CannaSys, Inc., amid positive indicators of initial market traction of the Citizen Toke beta program and the impending full release of the Citizen Toke SMS marketing platform. Effective July 1, 2017, Michael A. Tew resigned from his officer positions with CannaSys, but remains on its board of directors and will continue to advise the company under the terms of his consulting agreement.

Patrick Burke, CannaSys’s Chief Executive Officer, commented: “I am very excited to enhance the focus of CannaSys on the development, marketing, and launch of the Citizen Toke platform. We have already seen many positive indicators of market traction and will continue to build on that momentum.”

Citizen Toke offers exclusive, instant, location-based, gamified promotions in the cannabis space, powered by SMS. Citizen Toke is an efficient means for retail centers to communicate exclusive promotions to their consumers and to extend brand awareness to current and potential customers.

“We picture the Citizen Toke platform as an equalizing force for dispensaries to market their products and find new customers,” noted Patrick Burke. “This technology will be accessible technologically and financially for every dispensary and simultaneously valuable and accessible to every potential customer with a cell phone.”

On June 26, 2017, Citizen Toke started on-boarding users into the beta program. Patrick noted, “we are moving slowly in our beta launch to make sure we are delighting our end users and dispensaries. Users are being on-boarded in a staggered, step-wise fashion, to ensure the platform scales properly.” The product development team and user acquisition team will be working closely with dispensaries throughout the beta program to improve the overall value and user experience for dispensaries and end users. To learn more about the Citizen Toke platform, please visit www.citizentoke.com.

CannaSys and its board and senior management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.